                                                                     EXHIBIT 3.7
                                                                     -----------

                          STATEMENT OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS

                                      OF

                   1997 SERIES A CONVERTIBLE PREFERRED STOCK

                                      OF

                                DATA RACE, INC.

                        Pursuant to Article 2.13 of the
                        Texas Business Corporation Act



     Data Race, Inc., a corporation organized and existing under the Texas Business Corporation Act (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Article 2.13 of the Texas Business Corporation Act.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, no par value (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     1997 Series A Convertible Preferred Stock:


                          I.  Designation and Amount
                              ----------------------

     The designation of this series, which consists of 7,500 shares of Preferred Stock, is the 1997 Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000.00) per share (the "STATED VALUE").

                                   II.  Rank
                                        ----

          All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock, no par value (the "COMMON STOCK"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A
                                               ---- -----
Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES");
(iii) pari passu with any class or series of capital stock of the Corporation
      ---- -----
hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "PARI PASSU
                                                         ---- -----
SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                              III.  No Dividends
                                    ------------

          The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.


                          IV.  Liquidation Preference
                               ----------------------

          A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "LIQUIDATION EVENT"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu
                                                                 ---- -----
Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares
        ---- -----
in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

          B. At the option of each holder of Series A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the holders of the Company's voting stock immediately prior to such consolidation, merger or business combination do not own at least at least fifty percent (50%) of the voting power of the entity surviving such consolidation, merger or business combination shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Article IV; or (ii) be treated pursuant to Article VI.C hereof. "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

          C. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series A Preferred Stock shall mean the Stated Value thereof divided by the Applicable Percentage (as defined in Article VI.B.) in effect on the date of final distribution to the holder thereof, or with respect to any deemed liquidation, dissolution or winding up of the Corporation pursuant to
Article IV.B, on the date of the applicable event. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the
                    ---- -----
Certificate of Designation filed in respect thereof.


 V.  Cash Redemption of Premium Amount; Redemption of Series A Preferred Stock
     -------------------------------------------------------------------------

          A. The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Article VI.D, to redeem all or any portion of the Premium Amount (as defined in Article VI.A below) subject to such conversion for a sum of cash equal to the amount of the Premium Amount being so redeemed; provided, however, that upon receipt of a Notice of
                   --------  -------
Conversion, the Corporation shall notify such holder, on or before the second
(2nd) business day following the Corporation's receipt of such Notice of Conversion, as to whether it will elect to redeem such Premium Amount in cash. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation elects, pursuant to this Article V.A, to redeem all or any portion of the Premium Amount in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by delivering payment to such holder within six (6) business days of receipt by the Corporation of the Notice of Conversion, the Corporation shall forfeit its right to redeem in cash such Premium Amount and 110% of such Premium Amount shall be converted into shares of Common Stock in accordance with Article VI hereof.

          B. In the event (i) the Common Stock (including the shares of Common Stock issuable hereunder) is suspended from trading on any of, or is not listed for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market for a period of ten (10) Trading Days (as defined below) in any nine (9) month period, (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement (as defined below) has not been declared effective by August 31, 1997 or such Registration Statement, after being so declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of their Registrable Securities (as defined in the Registration Rights Agreement) for more than thirty (30) days, (iii) the Corporation breaches the covenant set forth in Section 4(k) of the Securities Purchase Agreement (as defined below), or (iv) the Corporation fails (a) for any reason (other than by operation of Article VI.A.(ii)(c)) to issue shares of Common Stock within seven
(7) business days after the later of the Conversion Date (as defined below) and the delivery by the holder of the Preferred Stock Certificates (as defined below) and any agreement and indemnity required by Article VI.D(b) (or makes an announcement that it will not issue shares of Common Stock) to any holder of Series A Preferred Stock upon exercise by a holder of its conversion rights in accordance with the terms of this Certificate of Designation, (b) to transfer any certificate for shares of Common Stock issued to the holders upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement, dated as of January 10, 1997, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT") or (c) to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, dated as of January 10, 1997, by and between the Corporation and the other signatories thereto with respect to the original issuance of the Series A Preferred Stock (the "SECURITIES PURCHASE AGREEMENT") or the Registration Rights Agreement and, in the case of any of the events described in clause (iv) (other than an announcement by the Corporation that it will not issue shares of Common Stock pursuant to a conversion of Series A Preferred Stock for which there shall be no cure period and for which the Optional Redemption Event shall occur immediately), any such failure shall continue uncured for seven (7) business days after the Corporation shall have been notified thereof in writing by the holder (or, with respect to a failure described in clause (iv)(a) above which is solely as a result of the circumstances governed by the second paragraph of Article VI.E. below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable, such failure continues for a period of at least sixty (60) days (each of the events described in clauses (i), (ii), (iii) and (iv) above after expiration of the applicable cure period (if any) being an "OPTIONAL REDEMPTION EVENT"); then, upon the occurrence and during the continuation of any Optional Redemption Event, at the option of each holder of shares of Series A Preferred Stock by written notice (the "OPTIONAL REDEMPTION NOTICE") to the Corporation of such Optional Redemption Event, the Corporation shall purchase for cash all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share (the "OPTIONAL REDEMPTION

AMOUNT") equal to the Redemption Price in effect at the time of the redemption hereunder. The "REDEMPTION PRICE" with respect to each share of Series A Preferred Stock shall mean an amount equal to the Stated Value thereof divided by the Applicable Percentage in effect on the effective date of the redemption hereunder. Each holder's right to receive the Optional Redemption Amount under this Article V.B shall be in addition to such holder's right to receive the Conversion Default Payments pursuant to Article VI.E through the date of redemption hereunder.

                 If the Corporation fails to pay the Optional Redemption Amount for each share within five (5) business days of its receipt of an Optional Redemption Notice, then the holder of Series A Preferred Stock delivering such Optional Redemption Notice (i) shall be entitled to interest thereon at a rate per annum equal to the lower of twenty-four percent (24%) and the highest rate permitted by applicable law until the date of redemption hereunder, and (ii) shall have the right at any time, so long as the Optional Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with the terms of Article VI below), in lieu of the Optional Redemption Amount, with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Stated Value thereof, plus interest as aforesaid, divided by the Conversion Price then in effect.

          C. In the event the Corporation is prohibited from issuing shares of Common Stock to any holder of Series A Preferred Stock upon exercise by a holder of its conversion rights in accordance with the terms of this Certificate of Designation by operation of Article VI.A.(ii)(c), the Corporation shall purchase for cash those shares of Series A Preferred Stock which cannot be converted for an amount per share (the "MANDATORY REDEMPTION AMOUNT") equal to (i) the aggregate Stated Value of such shares of Series A Preferred Stock divided by
(ii) the Applicable Percentage in effect at the time of the attempted conversion.

                If the Corporation fails to pay the Mandatory Redemption Amount for any share of Series A Preferred Stock within five (5) business days after its receipt of the Notice of Conversion which results in such Mandatory Redemption Amount becoming due and payable (the "MANDATORY REDEMPTION NOTICE DATE"), then the holder entitled to such Mandatory Redemption Amount shall be entitled to interest thereon at a rate per annum equal to the lower of twenty-four percent (24%) and the highest rate permitted by applicable law until the earlier of the date of redemption or conversion hereunder. If the Corporation fails to pay the Mandatory Redemption Amount, plus all accrued interest thereon, within fourteen (14) business days after the Mandatory Redemption Notice Date, the Corporation shall, as soon as practicable thereafter, use its best efforts to obtain the approval of its shareholders to issue Additional Shares above the Cap Amount (as such terms are defined in Article VII.A.(ii)(c)) so that such Additional Shares may be issued without violating Rule 4460(i) promulgated by the National Association of Securities Dealers (or any successor rule or regulation) ("NASD RULE 4460(I)") and, if such approval is not so obtained within ninety (90) days after the Mandatory Redemption Notice Date and holders of at least fifty (50%) percent of the outstanding Series A Preferred Stock so request in a writing delivered to the Corporation, voluntarily terminate the listing of its Common Stock on the Nasdaq National Market and cause its Common Stock (including the shares of Common Stock issuable upon conversion or otherwise with respect to the Series A Preferred Stock) to be eligible for trading on the NASDAQ

Small Cap Stock Market, or if the Nasdaq Small Cap Stock Market has a rule or regulation which prohibits the issuance of the Additional Shares (e.g., a rule similar to NASD Rule 4460(i)), on the OTC Bulletin Board. Upon the Corporation becoming eligible to issue the Additional Shares as a result of its receipt of shareholder approval as described above or the Corporation's Common Stock (including the Additional Shares) becoming eligible for trading on the NASDAQ Small Cap Stock Market or the OTC Bulletin Board, as applicable, each holder of Series A Preferred Stock may, at any time prior to the Corporation's payment of the Mandatory Redemption Amount and all accrued interest thereon, convert the Mandatory Redemption Amount and all interest thereon into Common Stock based on the lower of the Conversion Price in effect on the initial Conversion Date with respect to such Series A Preferred Stock and the Conversion Price in effect at the time of the conversion hereunder. For the avoidance of doubt, no actions taken by the Corporation pursuant to this paragraph shall affect a holder's right to require the Corporation to redeem such holders shares of Series A Preferred Stock pursuant to this Article V.

          D. Nothing in this Article V shall limit the holder's right to pursue all other remedies available to such holder against the Corporation, at law or in equity (including a decree of specific performance and/or other injunctive relief).


                  VI.  Conversion at the Option of the Holder
                       --------------------------------------

          A. (i) Subject to the limitations contained in Article VI.A (ii), each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time on or after that date which is ninety (90) days after the First Closing (as defined in the Securities Purchase Agreement), upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into shares of Common Stock as follows (an "OPTIONAL CONVERSION"): (a) on or before the first anniversary of the First Closing, each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Stated Value thereof by (y) the then effective Conversion Price (as defined below), and (b) after the first anniversary of the First Closing, each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the sum of
(I) the Stated Value thereof, plus (II) in the event the Conversion Price is the Maximum Conversion Price (as defined below) and unless the Corporation has timely redeemed such Premium Amount in cash in accordance with Article V.A, the product of the Stated Value, multiplied by .01, multiplied by a fraction, the numerator of which is "N" and the denominator of which is 365 (where "N" equals the number of days elapsed from the First Closing to and including the Conversion Date (as defined below)) (the "PREMIUM AMOUNT") by (y) the then effective Conversion Price; provided, however, that, except in the case of a Mandatory Conversion pursuant to Article VII (in which case the remaining provisions of this Article VI.A.(i) shall be inapplicable), in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of
(x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Warrants issued pursuant to the Securities Purchase Agreement (the "WARRANTS")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso contained in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) of such proviso. The restriction contained in the proviso of this
Article V.A shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock, voting as a separate class, and each holder of Series A Preferred Stock shall approve such alteration, amendment, deletion or change.

               (ii) Conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently and shall be cumulative):

                 (a) On or before the first anniversary of the First Closing, unless the Corporation otherwise agrees in writing, a holder of Series A Preferred Stock may not deliver a Notice of Conversion to the Corporation to convert any share of Series A Preferred Stock to the extent that the Stated Value of such share of Series A Preferred Stock together with the aggregate Stated Value of all shares of Series A Preferred Stock converted into Common Stock by such holder (I) during the thirty (30) calendar day period ending on the Conversion Date (as defined below) with respect to the share of Series A Preferred Stock as to which the determination hereunder is being made exceeds the product of (y) forty percent (40%) multiplied by (z) the difference between the aggregate Stated Value of all Series A Preferred Stock held at any time by such holder (whether or not such shares have been converted into Common Stock) less the aggregate Stated Value of all Series A Preferred Stock sold or otherwise transferred by such holder prior to conversion and (II) during the ninety (90) calendar day period ending on the Conversion Date with respect to the share of Series A Preferred Stock as to which the determination hereunder is being made exceeds the product of (y) seventy-five percent (75%) multiplied by
(z) the difference between the aggregate Stated Value of all Series A Preferred Stock held at any time by such holder (whether or not such shares have been converted into Common Stock) less the aggregate Stated Value of all Series A Preferred Stock sold or otherwise transferred by such holder prior to conversion;

                 (b) On any date (an "ELIGIBLE RESTRICTION DATE") on which the Trading Quotient (as defined below) is less than eighty percent (80%), the Corporation shall have the option, exercisable one time in any 180 day period by written notice (a "RESTRICTION NOTICE") delivered to the Transfer Agent and each holder of Series A Preferred Stock by reputable overnight courier at least one
(1) Trading Day prior to the commencement of the Restricted Period set forth in the Restriction Notice, to prevent the conversion of any shares of Series A Preferred Stock for a period of up to ten (10) consecutive Trading Days beginning on the first (1st) Trading Day following the Eligible Restriction Date (the "RESTRICTED PERIOD"). Each Restriction Notice shall specify the Restricted Period and the Eligible Restriction Date and provide a detailed calculation of the basis upon which the Corporation may issue such Restriction Notice. "TRADING QUOTIENT" for any day shall mean the quotient obtained by dividing (I) the average of the Closing Bid Prices (as defined in Article VI.B.) for the Common Stock for the five (5) consecutive Trading Days ending one Trading Day prior to the date on which the determination is being made hereunder by (II) the average of the Closing Bid Prices for the Common Stock for the ten (10) consecutive Trading Days ending one Trading Day prior to the date on which the determination is being made hereunder. Notwithstanding anything herein to the contrary, a holder may convert Series A Preferred Stock during a Restricted Period to the extent necessary to obtain a sufficient number of shares of Common Stock to cover any sales transaction effectuated by such holder prior to the commencement of the Restricted Period.

                 (c) Except as provided in Article V.C., in no event shall the aggregate number of shares of Common Stock issued upon conversion or otherwise with respect to any share of Series A Preferred Stock, together with the aggregate number of shares of Common Stock issued upon exercise of any warrants issued by the Corporation pursuant to the Securities Purchase Agreement (the "WARRANTS"), exceed 965,625, subject to equitable adjustments from time to time for the events described in Article VI.C.(a) (the "CAP AMOUNT"), unless, prior to any issuance of shares of Common Stock which causes the Cap Amount to be reached, (i) the Corporation shall have obtained the approval of its shareholders for issuance in excess of such amount (the "ADDITIONAL SHARES") and such approval is sufficient to satisfy any requirements imposed by NASD Rule 4460(i) and (ii) the resale of the Additional Shares by the holders of the Series A Preferred Stock shall have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to an effective registration statement. Until such shareholder approval of the Additional Shares and registration thereof shall have been effected, no Initial Investor (as defined in the Registration Rights Agreement) shall be issued upon conversion or exercise or otherwise with respect to shares of Series A Preferred Stock or the Warrants, in the aggregate, more than that number of shares of Common Stock equal to product of the Cap Amount multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock issued to such Initial Investor at the First Closing and the denominator of which is the aggregate number of shares of Series A Preferred Stock issued at the First Closing (the "ALLOCATION AMOUNT"). In the event any Initial Investor shall sell or otherwise transfer any of such Initial Investor's shares of Series A Preferred Stock, each such transferee shall be allocated a pro rata portion of the transferor Initial Investor's Allocation Amount. In the event any holder shall convert all of such holder's shares of Series A Preferred Stock and exercise all of such holder's Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder's Allocation Amount, then the difference between such holder's Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Allocation Amounts of the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by each such holder. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this Article VI.A. (ii)(c), the Corporation shall redeem for cash those shares of Series A Preferred Stock which cannot be converted or otherwise issued in accordance with Article V.C. (and take such other action as may be required by Article V.C.).

     Notwithstanding the foregoing, at any time after the delivery to the Corporation of an Optional Redemption Notice pursuant to Article V.B hereof, the restrictions contained in subsections (a) and (b) of this Article VI.A(ii) shall not be applicable and the holder may convert the Series A Preferred Stock without restriction.

          B. The "CONVERSION PRICE" with respect to any conversion of Series A Preferred Stock having a Conversion Date prior to the first anniversary of the First Closing shall be the Applicable Percentage (as hereinafter defined) of the average of the closing bid prices for the Common Stock as reported by the Nasdaq National Market, or on the principal securities market on which the Common Stock is then being traded (the "CLOSING BID PRICE"), for the Trading Day Period (as defined below) ending one Trading Day prior to the Conversion Date (the "DISCOUNTED CONVERSION PRICE"), and the "CONVERSION PRICE" with respect to any conversion of Series A Preferred Stock having a Conversion Date on or after the first anniversary of the First Closing shall be the lesser of (i) the Discounted Conversion Price and (ii) the average of the Closing Bid Prices for the Common Stock for all of the Trading Days during the thirty (30) calendar days ending on the calendar day immediately preceding the first anniversary of the First Closing (the "MAXIMUM CONVERSION PRICE") (subject to equitable adjustments from time to time pursuant to the antidilution provisions of Article VI.C below). "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The "APPLICABLE PERCENTAGE" shall be determined in accordance with the following schedule:

          Number of Days After First Closing         Applicable Percentage
     -------------------------------------------     ---------------------
             0                 X  less than   90             100%
            90  less than or   X  less than  180              85%
                 equal to
           180  less than or   X  less than  360              80%
                 equal to
           360  less than or   X                              75%
                 equal to


Where X represents the Conversion Date.

"TRADING DAY PERIOD" shall mean ten (10) consecutive Trading Days; provided, however, that the Trading Day Period for purposes of determining any Conversion Price on a Conversion Date occurring during any thirty (30) calendar day period immediately following a thirty (30) calendar day period in which the Trading Quotient for each day in such period is less than 1.00 shall be either five (5) or ten (10) consecutive Trading Days, whichever generates the lower Conversion Price.

          C. The Conversion Price shall be subject to adjustment from time to time as follows:

                 (a) Adjustment to Maximum Conversion Price Due to Stock Split,
                     ---------------------------------------------------------
Stock Dividend, Etc. If at any time on or after the first anniversary of the
-------------------
First Closing when any Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Maximum Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Maximum Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                 (b) Adjustment to Conversion Price. If at any time when any
                     -------------------------------
Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price (as defined in Article VI.G) rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Mandatory Conversion of the Series A Preferred Stock, then the Discounted Conversion Price or Maximum Conversion Price, as the case may be, shall be calculated giving appropriate and equitable effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days utilized to calculate the Conversion Price.

                 (c) Adjustment Due to Merger, Consolidation, Etc. If, at any
                     ---------------------------------------------
time when any Series A Preferred Stock is issued and outstanding, there shall be
(i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities and/or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection (c) unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least thirty

(30) days prior thereto and in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection
(c). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (d) Adjustment Due to Distribution. In case the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off) but other than a distribution of Rights described in subparagraph (e) below) (a "DISTRIBUTION"), then, after the date of record for determining shareholders entitled to such Distribution, but prior to the date of Distribution, the holders of Series A Preferred Stock shall be entitled, upon conversion of shares of Series A Preferred Stock, to receive the amount of such assets which would have been payable to the holder had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. The Maximum Conversion Price for shares of Series A Preferred Stock not converted prior to the date of Distribution will be reduced to a price determined by decreasing the Maximum Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed per share of Common Stock (calculated as if all shares of Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock had been converted as of the record date of the Distribution). For purposes of determining the fair market value of any assets so distributed, the fair market value of any cash distributed shall be the amount of such cash, the fair market value of any security distributed shall be the Market Price of such security as determined pursuant to Article VI.G. and the fair market value of any other assets so distributed shall be determined by an expert of national reputation in appraising the value of assets of the type so distributed, which expert shall be selected by the Corporation and be reasonably acceptable to holders of a majority of the shares of Series A Preferred Stock then outstanding, with the costs of such expert to be borne by the Corporation.

                 (e)    Adjustment Due to Rights Issue. If, at any time when
                        -------------------------------
Series A Preferred Stock is issued and outstanding, the Corporation shall distribute any rights, options or warrants ("RIGHTS") to all holders of its Common Stock entitling them for a period beginning on or after the record date for such distribution to purchase shares of Common Stock at a price per share less than the Market Price (as defined in Article VI.G) as of the date such Right first becomes exercisable (the "EXERCISABILITY DATE"), then the Maximum Conversion Price for shares of Series A Preferred Stock not converted prior to such Exercisability Date shall be reduced to a price determined by multiplying the Maximum Conversion Price in effect immediately prior to the Exercisability Date by a fraction, (i) the numerator of which is an amount equal to the sum of
(x) the number of shares of Common Stock actually outstanding immediately prior to the Exercisability Date plus (y) the aggregate minimum consideration receivable by the Corporation upon the exercise of all such Rights, divided by the Market Price in effect immediately prior to the Exercisability Date and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Exercisability Date. For purposes of this Article VI.C.(e), "COMMON STOCK DEEMED OUTSTANDING" shall mean the number of shares of Common Stock actually outstanding plus the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all Rights or securities issuable upon exercise of Rights.

          D. In order to convert Series A Preferred Stock into full shares of Common Stock, a holder shall: (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("NOTICE OF CONVERSION") to the Corporation at the office of the Corporation that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (assuming conversion of the Premium Amount, if any) prior to Midnight, New York City time (the "CONVERSION NOTICE DEADLINE") on the Conversion Date; and (ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent, if any, for the Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error.

                 (a) Lost or Stolen Certificates. Upon receipt by the
                     ----------------------------
Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

                 (b) Delivery of Common Stock Upon Conversion. Upon the
                     -----------------------------------------
surrender of Preferred Stock Certificates as described above from a holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall issue and, within two (2) business days after the later of the Conversion Date and the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "DELIVERY PERIOD"), deliver to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any.

     In the event (x) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock in accordance with the provisions of this Article VI.D. (after giving effect to any limitations contained herein) and (y) after the applicable Delivery Period with respect to such conversion, such holder purchases shares of Common Stock to deliver to satisfy a sale by such holder of shares of Common Stock which such holder anticipated receiving upon such conversion (a "BUY-IN"), such holder shall be entitled to (in addition to any other remedies available to the holder) a payment equal to the amount, if any, by which the Aggregate Buy-In Price Differential (as defined below) exceeds the aggregate payments made to such holder pursuant to Article VI.E. as a result of such conversion default. The "AGGREGATE BUY-IN DIFFERENTIAL" with respect to any Buy-In shall mean the amount, if any, by which (I) the holder's aggregate purchase price for the shares of Common Stock constituting the Buy-In exceeds
(II) the aggregate net proceeds received by such holder from the sale of the shares of Common Stock issued upon the effectuation of the conversion which gave rise to the Buy-In (the "BUY-IN CONVERSION SHARES"). For example, if a holder purchases 10 shares of Common Stock at a price of $20 per share in a Buy-In and later sells 10 shares of Common Stock received upon conversion of the shares of Series A Preferred Stock giving rise to the Buy-In at a price of $18 per share, the Aggregate Buy-In Price Differential with respect to such Buy-In would equal $20 (i.e., $200 - $180). Such cash amount shall be paid to such holder by the fifth (5th) day of the month following the month in which it has accrued. Each holder of Series A Preferred Stock shall use all commercially reasonable efforts to sell Buy-In Conversion Shares in an expeditious manner after its receipt of such Conversion Shares, it being understood that a holder's ability to so effect such sales shall be dependent upon market conditions then in effect.

                 (c) No Fractional Shares. If any conversion of Series A
                     --------------------
Preferred Stock would result in a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher number of shares.

                 (d) Conversion Date. The "CONVERSION DATE" shall be the date
                     ---------------
specified in the Notice of Conversion, provided that if the advance copy of the Notice of Conversion is not submitted by facsimile (or by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion, then the Conversion Date shall be the date the Corporation receives the Notice of Conversion. Upon submission by a holder of Series A Preferred Stock of a Notice of Conversion with respect to shares of Series A Preferred Stock, such shares shall be deemed converted into shares of Common Stock and the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock in accordance with and subject to this Article VI.D. Notwithstanding the foregoing, if the holder has not received certificates for such shares of Common Stock prior to the tenth (10th) day after the later of the Conversion Date and the delivery by the holder of the Preferred Stock Certificates and any agreement and indemnity required by Article VI.D(b) above, then the holder may notify the Corporation in writing of such failure and if the holder has not received certificates for such shares of Common Stock prior to the tenth (10th) day after the date of such notice, then (i) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to the shares to which the Notice of Conversion relates and shall retain all of such holder's rights and remedies (including, without limitation, the right to receive cash payments pursuant to Article VI.D(b) above and VI.E below to the extent required thereby) with respect to the Corporation's failure to deliver such shares of Common Stock and
(ii) the Conversion Price in respect of each of the shares identified in the Notice of Conversion shall thereafter be the lesser of (A) the Conversion Price on the Conversion Date set forth in the initial Notice of Conversion and (B) the Conversion Price on the Conversion Date subsequently selected by the holder in respect thereof by submission to the Corporation of a subsequent Notice of Conversion.

          E. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis. If, at any time, a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion (including, with the holder's written consent, any shares underlying outstanding Warrants held by such Holder ("BORROWED SHARES")) and shall thereafter use its best efforts to obtain, as soon as practicable, shareholder approval to authorize the issuance of sufficient shares of Common Stock to effect conversion of the Series A Preferred Stock outstanding.

                 If, at any time, a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails to deliver, within seven (7) business days after the later of the Conversion Date and the delivery by the holder of the Preferred Stock Certificates and any agreement and indemnity required by Article VI.D(b), shares of Common Stock (or makes an announcement that it will not issue shares of Common Stock) in accordance with the provisions of this Article VI (a "CONVERSION DEFAULT"), the Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the aggregate Stated Value of all shares of Series A Preferred Stock held by such holder (together with the aggregate Stated Value of all shares of Series A Preferred Stock held by such holder which were included in the Notice of Conversion that would not have been converted but for the Borrowed Shares) on the first day of the Conversion Default (the "CONVERSION DEFAULT DATE"), multiplied by (c) .24, where (i) N = the number of days from the expiration of the Delivery Period to the date that the Corporation effects the conversion of the full number of shares of Series A Preferred Stock (or, with respect to any shares so converted using Borrowed Shares, the date the Corporation authorizes a sufficient number of shares of Common Stock to permit the issuance of the Borrowed Shares).

                 If, at any time, a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails to deliver, within fourteen (14) business days after the later of the Conversion Date and the delivery by the holder of the Preferred Stock Certificates and any agreement and indemnity required by Article VI.D(b), shares of Common Stock (or makes an announcement that it will not issue shares of Common Stock, in which case there shall be no fourteen (14) business day grace period) in accordance with the provisions of this Article VI), the Conversion Price in respect of any shares of Series A Preferred Stock not so converted shall thereafter be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion and (ii) the Conversion Price on the Conversion Date subsequently elected by the holder in respect thereof (which remedy shall be in addition to all other remedies such holder may have under this Certificate of Designation or otherwise for such Conversion Default).

     The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

                 (a) In the event holder elects to take such payment in cash, cash payment shall be made to holder by the fifth (5th) day of the month following the month in which it has accrued; and

                 (b) In the event holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth (5th) day of the month following the month in which it has accrued in accordance with the terms of this Article VI.

          Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock or to otherwise effect a conversion of the Series A Preferred Stock as required pursuant to the terms of this Article VI.E or to cause a redemption pursuant to Article V.B, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or other injunctive relief).

          F. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

          G. "MARKET PRICE," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported on the Nasdaq National Stock Market for the ten (10) Trading Days immediately preceding such date, or (ii) if the Nasdaq National Market is not the principal trading market for the shares of Common Stock, the average of the last reported bid prices on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last reported sales price for such period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.


                          VII.  Mandatory Conversion
                                --------------------

     Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then registered under the Securities Act for resale by the holders of such Series A Preferred Stock and are then eligible to be traded on the Nasdaq National Market, each share of Series A Preferred Stock issued and outstanding on January 10, 1999 (the "MANDATORY CONVERSION DATE"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with the provisions of Article VI hereof, subject to the limitations set forth in Article VI.A.(ii)(c) (the "MANDATORY CONVERSION"). The Mandatory Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.


                             VIII.  Voting Rights
                                    -------------

     The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Texas Business Corporation Act ("TBCA"), and in this Article VIII, and in Article IX below.

     Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the TBCA the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the TBCA) shall constitute the approval of such action by the class. To the extent that under the TBCA holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the TBCA.


                           IX.  Protection Provisions
                                ---------------------

     So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the TBCA) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and, provided such holder then owns at least one thousand (1,000) shares of Series A Preferred Stock, any holder which purchased from the Corporation shares of Series A Preferred Stock:

                 (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                 (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "SENIOR SECURITIES");

                 (c) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon
---- -----
liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "PARI PASSU SECURITIES");
            ---- -----

                 (d) increase the authorized number of shares of Series A Preferred Stock; or

                 (e) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement.

     In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.


                 X.  Cancellation of Series A Preferred Stock
                     ----------------------------------------

     In the event any shares of Series A Preferred Stock shall be converted pursuant to Article VI, the shares so converted shall be canceled, shall return to the status of unauthorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                         XI.  Limitations on Transfer
                              -----------------------

     Prior to the delivery of an Optional Redemption Notice to the Corporation pursuant to Article V.B., no "Subject Holder" (as defined below) may sell or otherwise transfer shares of Series A Preferred Stock, except (i) to the Corporation or to a shareholder or a group of shareholders who immediately prior to the sale control a majority of the Corporation's voting shares (a "CONTROLLING SHAREHOLDER" or "CONTROLLING GROUP", as applicable); (ii) to an affiliate of such holder; (iii) in connection with any merger, consolidation, reorganization, tender offer or sale of more than 50% of the outstanding Common Stock of the Corporation (a "REORGANIZATION"); (iv) in a registered public offering or a public sale pursuant to Rule 144 or other applicable exemption from the registration requirements of the Securities Act (or any successor rule or regulation); or (v) in a private sale (otherwise than to the Corporation, to a Controlling Shareholder or a Controlling Group, to an affiliate of such holder, or in a Reorganization), provided that the holder shall not sell or otherwise transfer in a private sale not described in clause
(i) - (iii) of this Article XI, during any ninety (90) day period, a number of shares of Series A Preferred Stock, a portion(s) of the Warrants or any other securities of the Corporation subject to a limitation on sale or transfer analogous to the limitation contained herein, which, if exercised for or converted into Common Stock at the time of the transfer, would represent, in the aggregate (together with any other shares of Common Stock transferred), beneficial ownership by the transferee(s) of more than 4.9% of the Common Stock then outstanding. "SUBJECT HOLDER" means any holder who, but for Article VI.A hereof and this Article XI., may be deemed to beneficially own 5% or more of the outstanding Common Stock of the Corporation. The restriction contained in the proviso of this Article XI. shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock (voting as a separate class) and each holder of Series A Preferred Stock shall approve such alteration, amendment, deletion or change.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 10th day of January, 1997.


                                      DATA RACE, INC.


                                      By: /s/ Gregory T. Skalla
                                         ------------------------------
                                         Vice President - Finance
                                         and Chief Financial Officer

                             NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
               in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert shares of Series A Preferred Stock (the "CONVERSION"), represented by stock certificate Nos(s). ___________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Data Race, Inc. (the "CORPORATION") according to the conditions of the Statement of Designations, Preferences and Rights of 1997 Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.


                            Date of Conversion:
                                               ---------------------------------

                            Applicable Conversion Price:
                                                        ------------------------

                            Number of Shares of
                            Common Stock to be Issued:
                                                      --------------------------

                            Signature:
                                      ------------------------------------------

                            Name:
                                 -----------------------------------------------

                            Address:
                                    --------------------------------------------

* The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.